Exhibit 99.1

APPTECH ANNOUNCES $5,000,000 COMMON EQUITY RAISE AND BOARD MEMBER CHANGES

Initial $5 million investment for common stock priced at an average of $0.96 per share; Up to an additional $14 million may be raised from exercise of warrants

Albert L. Lord, Thomas J. Kozlowski Jr., and Calvin D. Walsh added to the Board of Directors

CARLSBAD, Calif., December 17, 2024 (GLOBE NEWSWIRE) – AppTech Payments Corp. (“AppTech or the “Company”) (NASDAQ: APCX) today announced that AFIOS Partners (“AFIOS”), an investment company including shareholders since 2015, today invested $5 million in the common stock of the Company. In connection with the transaction, the Company reduced its Board to five members from seven and appointed Albert L. Lord, Thomas J. Kozlowski Jr., and Calvin D. Walsh to its Board of Directors (the "Board").

As of December 16, 2024, the Company had received $2.5 million of the $5 million capital commitment. AFIOS will acquire a package of securities that includes up to 5.2 million shares at an average price of $0.96 per share and approximately 13 million warrants (to acquire common shares) at prices ranging from between $0.90 and $1.20. If fully exercised, the warrants would provide AppTech with up to $14 million in new common equity.

Previous Board members Christopher Williams, Michael O’Neal, William Huff, and Mengyin H. Liang “Roz Huang” have resigned as directors. AppTech’s Chairman, Luke D'Angelo stated, “We genuinely appreciate our outgoing board members' unwavering dedication to AppTech. We are excited to work with our new AFIOS partners, who are clearly focused on near- and long-term value creation. “

The Company's Form 8-K, filed today with the Securities and Exchange Commission, provides additional information on the departure and appointment of Directors, Agreement, and the Private Transaction.

About AppTech Payments Corp.

AppTech Payments Corp. (NASDAQ: APCX) provides digital financial services for financial institutions, corporations, small and midsized enterprises (“SMEs”), and consumers through the Company’s scalable cloud-based platform architecture and infrastructure, coupled with our Specialty Payments development and delivery model. AppTech maintains exclusive licensing and partnership agreements in addition to a full suite of patented technology capabilities. For more information, please visit apptechcorp.com.

Forward-Looking Statements

This press release may contain forward-looking statements that are inherently subject to risks and uncertainties. Any statements contained in this document that are not historical facts are forward-looking statements as defined in the U.S. Private Securities Litigation Reform Act of 1995. Words such as “anticipate, believe, estimate, expect, forecast, intend, may, plan, project, predict, should, will” and similar expressions as they relate to AppTech are intended to identify such forward-looking statements. These risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geopolitical unrest and regional conflicts, competition, changes in methods of marketing, delays in manufacturing or distribution, changes in customer order patterns, changes in customer offering mix, and various other factors beyond the Company’s control. Actual events or results may differ materially from those described in this press release due to any of these factors. AppTech is under no obligation to update or alter its forward-looking statements, whether as a result of new information, future events, or otherwise.

AppTech Payments Corp.
760-707-5959
info@apptechcorp.com